Exhibit 4.1

Form of

Methes Energies International Ltd.

PURCHASE WARRANT

Issued to:

[________________________]

Exercisable to Purchase

[_________] Units

Of

METHES ENERGIES INTERNATIONAL LTD.

Void after February 19, 2018

THIS WARRANT HAS NOT BEEN REGISTERED
UNDER THE SECURITIES ACT OF 1933
AND IS NOT TRANSFERABLE
EXCEPT AS PROVIDED HEREIN

This is to certify that, for value received and subject to the terms and conditions set forth below, the Warrantholder (hereinafter defined) is entitled to purchase, and the Company (hereinafter defined) promises and agrees to sell and issue to the Warrantholder, at any time on or after the first anniversary of the Issue Date and on or before the fifth anniversary of the Issue Date, up to [___________] Units (hereinafter defined) at the Exercise Price (hereinafter defined).

This Warrant Certificate is issued subject to the following terms and conditions:

1. Definitions of Certain Terms. Except as may be otherwise clearly required by the context, the following terms have the following meanings:

(a) "Act" means the Securities Act of 1933, as amended.

(b) "Additional Placement Agent" means any placement agent listed in the Placement Agent Agreement other than the Lead Placement Agent.

(c) "Cashless Exercise" means an exercise of Warrants in which, in lieu of payment of the Exercise Price, the Warrantholder elects to receive a lesser number of Securities such that the value of the Securities that such Warrantholder would otherwise have been entitled to receive but has agreed not to receive, as determined by the closing price of such Securities on the date of exercise or, if such date is not a trading day, on the next prior trading day, is equal to the Exercise Price with respect to such exercise.  A Warrantholder may only elect a Cashless Exercise if the Securities issuable by the Company on such exercise are publicly traded securities.

(d) "Class A Warrant" means a redeemable Class A warrant to purchase one share of Common Stock at an exercise price of $7.50, as defined in the Warrant Agreement.

(e) "Class B Warrant" means a redeemable Class B warrant to purchase one share of Common Stock at an exercise price of $10.00, as defined in the Warrant Agreement.

(f) "Commission" means the Securities and Exchange Commission.

(g) "Common Stock" means the common stock, par value $0.001 per share, of the Company.

(h) "Company" means Methes Energies International Ltd., a Nevada corporation.

(i) "Exercise Price" means the price at which the Warrantholder may purchase one Unit upon exercise of Warrants as determined from time to time pursuant to the provisions hereof.  The initial Exercise Price is $4.20 per Unit.

(j) “Individual Transferees” mean the individuals who are a partner, officer or other representative of the Lead Placement Agent or any Additional Placement Agent.

(k) "Issue Date" means February 19, 2013.

(l) "Lead Placement Agent" means Paulson Investment Company, Inc.

(m) "Memorandum" means the offering materials described in the Placement Agent Agreement.

(n) "Offering" means the private offering of Units made pursuant to the Memorandum and the Placement Agent Agreement.

(o) "Placement Agent Agreement" means that certain Amended and Restated Placement Agent Agreement, dated January 11, 2013, as amended by Amendment No. 1 to the Amended and Restated Placement Agent Agreement, dated January 31, 2013, among Methes Energies International Ltd., Paulson Investment Company, Inc., ViewTrade Securities, Inc., Finance 500, Inc. and Barrett & Company.

(p) "Registration Period" means the period described in Section 6(a) of this Warrant.

(q) "Rules and Regulations" means the rules and regulations of the Commission adopted under the Act.

(r) "Securities" means the securities obtained or obtainable upon exercise of the Warrant or securities obtained or obtainable upon exercise, exchange, or conversion of such securities.

(s) "Unit" means one share of Common Stock, one Class A Warrant and one Class B Warrant.

(t) "Unit Warrants" means the Class A Warrants and the Class B warrants.

(u) "Warrant" means the warrant evidenced by this certificate, any similar certificate issued in connection with the Offering, or any certificate obtained upon transfer or partial exercise of the Warrant evidenced by any such certificate.

(v) "Warrant Agreement" means that certain Warrant Agreement, dated as of October 12, 2012, as amended on February 6, 2013, by and between the Company and Quicksilver Stock Transfer, LLC relating to the issuance of Unit Warrants.

(w) "Warrant Certificate" means a certificate evidencing the Warrant.

(x) "Warrantholder" means a record holder of the Warrant or Securities. The initial Warrantholder is [________________].

2. Exercise of Warrant. All or any part of the Warrant represented by this Warrant Certificate may be exercised commencing on the first anniversary of the Issue Date and ending at 5:00 p.m. Pacific Time on the fifth anniversary of the Issue Date (the "Expiration Date") by surrendering this Warrant Certificate, together with appropriate instructions, duly executed by the Warrantholder or by its duly authorized attorney, at the office of the Company, 3651 Lindell Road, Suite D- 272, Las Vegas, Nevada, 89103; or at such other office or agency as the Company may designate; provided, however, that the Warrant may not be exercised for Class A Warrants or Class B Warrants after their expiration on October 12, 2017. The date on which such instructions are received by the Company shall be the date of exercise. If the Warrantholder has elected a Cashless Exercise, such instructions shall so state. Subject to the provisions below, upon receipt of notice of exercise, the Company shall immediately instruct its transfer agent to prepare certificates for the Securities to be received by the Warrantholder upon completion of the Warrant exercise. When such certificates are prepared, the Company shall notify the Warrantholder and deliver such certificates to the Warrantholder, or as per the Warrantholder's instructions, immediately upon payment in full by the Warrantholder, in lawful money of the United States, of the Exercise Price payable with respect to the Securities being purchased, or, in the case of a Cashless Exercise, upon deemed surrender of Securities equal to the exercise price. If the Warrantholder ·shall represent and warrant that all applicable registration and prospectus delivery requirements for their sale have been complied with upon sale of the Securities received upon exercise of the Warrant, such certificates shall not bear a legend with respect to the Act.

If fewer than all the Securities purchasable under the Warrant are purchased, the Company will, upon such partial exercise, execute and deliver to the Warrantholder a new Warrant Certificate (dated the date hereof), in form and tenor similar to this Warrant Certificate, evidencing that portion of the Warrant not exercised. The Securities to be obtained on exercise of the Warrant will be deemed to have been issued, and any person exercising the Warrant will be deemed to have become a holder of record of those Securities, as of the date of the payment of the Exercise Price.

Notwithstanding the foregoing, in no event shall such Securities be issued, and the Company is authorized to refuse to honor the exercise of the Warrant, if such exercise would result in the opinion of the Company's Board of Directors, upon advice of counsel, in the violation of any law; and provided further that, if the Warrant is exercisable solely for Securities listed on a securities exchange or for which there are at least three independent market makers, the Company may elect to redeem the Warrant submitted for exercise for a price equal to the difference between the aggregate low asked price, or closing price, as the case may be, of the Securities for which the Warrant is exercisable on the date of exercise and the Exercise Price; in the event of such redemption, the Company will pay to the holder of the Warrant the above-described redemption price in cash within 10 business days after receipt of notice of exercise.

3. Adjustments in Certain Events. The number, class, and price of Securities for which this Warrant Certificate may be exercised are subject to adjustment from time to time upon the happening of certain events as follows:

(a) If the outstanding shares of the Company's Common Stock are divided into a greater number of shares or a dividend in stock is paid on the Common Stock, the number of shares of Common Stock and the number of Unit Warrants for which the Warrant is then exercisable will be proportionately increased and the Exercise Price will be proportionately reduced; and, conversely, if the outstanding shares of Common Stock are combined into a smaller number of shares of Common Stock, the number of shares of Common Stock and the number of Unit Warrants for which the Warrant is then exercisable will be proportionately reduced and the Exercise Price and the number of Unit Warrants will be proportionately increased. The increases and reductions provided for in this Section 3(a) will be made with the intent and, as nearly as practicable, the effect that neither the percentage of the total equity of the Company obtainable on exercise of the Warrants nor the price payable for such percentage upon such exercise will be affected by any event described in this Section 3(a).

(b) In case of any change in the Common Stock through merger, consolidation, reclassification, reorganization, partial or complete liquidation, purchase of substantially all the assets of the Company, or other change in the capital structure of the Company, then, as a condition of such change, lawful and adequate provision will be made so that the holder of this Warrant Certificate will have the right thereafter to receive upon the exercise of the Warrant the kind and amount of shares of stock or other securities or property to which he would have been entitled if, immediately prior to such event, he had held the number of shares of Common Stock and the number of Unit Warrants obtainable upon the exercise of the Warrant. In any such case, appropriate adjustment will be made in the application of the provisions set forth herein with respect to the rights and interest thereafter of the Warrantholder, to the end that the provisions set forth herein will thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other securities or property thereafter deliverable upon the exercise of the Warrant. The Company will not permit any change in its capital structure to occur unless the issuer of the shares of stock or other securities to be received by the holder of this Warrant Certificate, if not the Company, agrees to be bound by and comply with the provisions of this Warrant Certificate.

(c) When any adjustment is required to be made in the number of shares of Common Stock, Unit Warrants, other securities, or the property purchasable upon exercise of the Warrant, the Company will promptly determine the new number of such shares or other securities or property purchasable upon exercise of the Warrant and (i) prepare and retain on file a statement describing in reasonable detail the method used in arriving at the new number of such shares or other securities or property purchasable upon exercise of the Warrant and (ii) cause a copy of such statement to be mailed to the Warrantholder within thirty (30) days after the date of the event giving rise to the adjustment.

(d) No fractional shares of Common Stock or other Securities will be issued in connection with the exercise of the Warrant, but the Company will pay, in lieu of fractional shares, a cash payment therefor on the basis of the mean between the bid and asked prices of the Common Stock in the over-the-counter market or the last sale price of the Common Stock on the principal exchange or other trading facility on which the Common Stock is traded on the day immediately prior to exercise.

(e) If securities of the Company or securities of any subsidiary of the Company are distributed pro rata to holders of Common Stock, such number of securities will be distributed to the Warrantholder or its assignee upon exercise of its rights hereunder as such Warrantholder or assignee would have been entitled to if this Warrant Certificate had been exercised prior to the record date for such distribution. The provisions with respect to adjustment of the Common Stock provided in this Section 3 will also apply to the securities to which the Warrantholder or its assignee is entitled under this Section 3(e).

(f) Notwithstanding anything herein to the contrary, there will be no adjustment made hereunder on account of the sale by the Company of the Common Stock or any other Securities purchasable upon exercise of the Warrant.

(g) If, immediately prior to any exercise of Warrants, there shall be outstanding no securities of a class or series that, but for the provisions of this Section 3, would be issuable upon such exercise (the "Formerly Issuable Securities"), then, upon such exercise, and in lieu of the Formerly Issuable Securities, the Company shall issue that number and kind of other securities or property for which the Formerly Issuable Securities were most recently exercisable or into which the Formerly Issuable Securities were most recently convertible, as the case may be.

4. Reservation of Securities. The Company agrees that the number of shares of Common Stock or other Securities sufficient to provide for the exercise of the Warrant upon the basis set forth above will, at all times during the term of the Warrant, be reserved for exercise.

5. Validity of Securities. All Securities delivered upon the exercise of the Warrant will be duly and validly issued in accordance with their terms and, upon payment of the Exercise Price, will be fully paid and non-assessable.  The Company will pay all documentary and transfer taxes, if any, in respect of the original issuance thereof upon exercise of the Warrant.

6. Registration of Securities Issuable on Exercise of Unit Warrants.

(a) The Company will register the Common Stock underlying the Unit Warrants with the Commission pursuant to the Act so as to allow the unrestricted sale of the Common Stock underlying the Unit Warrants to the public from time to time commencing six months after the Issue Date and ending at 5:00 p.m. Pacific Time on the earlier of October 12, 2017 or the date on which none of the Unit Warrants sold in the Offering remain outstanding (the "Registration Period").  The Company will also file such applications and other documents necessary to permit the sale of the Securities to the public during the Registration Period in those states in which the Common Stock underlying the Unit Warrants were qualified for sale in the Offering or such other states as the Company and the Warrantholder agree to. In order to comply with the provisions of this Section 6(a), the Company is not required to file more than one registration statement. No registration right of any kind, "piggyback" or otherwise, will last longer than five years from the Issue Date.

(b) The Company will pay all expenses relating to the registration, offer, and sale of the Securities described in this Section 6.

(c) Except as specifically provided herein, the manner and conduct of the registration, including the contents of the registration statement will be entirely in the control and at the discretion of the Company. The Company will file such post-effective amendments and supplements as may be necessary to maintain the currency of the registration statement during the period of its use. In addition, if the Warrantholder participating in the registration is advised by counsel that the registration statement, in their opinion, is deficient in any material respect, the Company will use its best efforts to cause the registration statement to be amended to eliminate the concerns raised.

(d) The Company will furnish to the Warrantholder the number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Act, and such other documents as it may reasonably request in order to facilitate the disposition of Securities owned by it.

(e) The Company will, at the request of Warrantholders holding at least 50 percent of the then outstanding Warrants, (i) furnish an opinion of the counsel representing the Company for the purposes of the registration pursuant to this Section 6, addressed to the Warrantholders, (ii) furnish an appropriate letter from the independent public accountants of the Company, addressed to the Warrantholders, and (iii) make representations and warranties to the Warrantholders. A request pursuant to this subsection (e) may be made on three occasions. The documents required to be delivered pursuant to this subsection (e) will be dated within ten days of the request and will be, in form and substance satisfactory to the Warrantholders.

7. Indemnification in Connection with Registration.

(a) If any of the Securities are registered, the Company will indemnify and hold harmless each selling Warrantholder and any person who controls any selling Warrantholder within the meaning of the Act against any losses, claims, damages, or liabilities, joint or several, to which any Warrantholder or controlling person may be subject under the Act or otherwise; and it will reimburse each Warrantholder and each controlling person for any legal or other expenses reasonably incurred by the Warrantholder or controlling person in connection with investigating or defending any such loss, claim, damage, liability, or action, insofar as such losses, claims, damages, or liabilities, joint or several (or actions in respect thereof), arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained, on the effective date thereof, in any such registration statement or any preliminary prospectus or final prospectus, or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that the Company will not be liable in any case to the extent that any loss, claim, damage, or liability arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in any registration statement, preliminary prospectus, final prospectus, or any amendment or supplement thereto, in reliance upon and in conformity with written information furnished by a Warrantholder for use in the preparation thereof.

(b) Each selling Warrantholder, as a condition of the Company's registration obligation, will indemnify and hold harmless the Company, each of its directors, each of its officers who have signed any registration statement or other filing or any amendment or supplement thereto, and any person who controls the Company within the meaning of the Act, against any losses, claims, damages, or liabilities to which the Company or any such director, officer, or controlling person may become subject under the Act or otherwise, and will reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, or controlling person in connection with investigating or defending any such loss, claim, damage, liability, or action, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any untrue or alleged untrue statement of any material fact contained in said registration statement, any preliminary or final prospectus, or other filing, or any amendment or supplement thereto, or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or alleged untrue statement or omission or alleged omission was made in said registration statement, preliminary or final prospectus, or other filing, or amendment or supplement, in reliance upon and in conformity with written information furnished by such Warrantholder for use in the preparation thereof.

(c) Promptly after receipt by an indemnified party under subparagraphs (a) or (b) above of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against an indemnifying party, notify the indemnifying party of the commencement thereof; but the omission to notify the indemnifying party will not relieve it from any liability that it may have to any indemnified party otherwise than under subparagraphs (a) and (b).

(d) If any such action is brought against any indemnified party and it notifies an indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate in, and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with  counsel satisfactory to such indemnified party; and after notice from the indemnifying party to such indemnified party of its election to assume the defense thereof, the indemnifying party will not be liable to such indemnified party for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation.

8. Transferability. This Warrant Certificate and the Warrant may be transferred among the Lead Placement Agent and the Additional Placement Agents, or to Individuals Transferees; provided, however, that prior to any transfer to an Individual Transferee, the Individual Transferee shall agree to be bound by the terms and conditions of this Warrant. The Warrant may be divided or combined, upon request to the Company by the Warrantholder, into a certificate or certificates evidencing the same aggregate number of Warrants.

9. Securities Act Compliance.  The Warrantholder hereby represents: (a) that this Warrant, the Unit Warrants, and the Common Stock to be acquired by Warrantholder upon exercise of this Warrant or upon exercise of the Unit Warrants will be acquired for investment for the Warrantholder's own account and not with a view to the resale or distribution of any part thereof, and (b) that the Warrantholder is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Act.  In addition, unless the issuance of the Unit Warrants or the Common Stock issuable upon exercise of this Warrant or the Unit Warrants shall have been registered under the  Act, as a condition of its delivery of certificates for the Unit Warrants or the Common Stock, the Company may require the Warrantholder to deliver to the Company, in writing, representations regarding the Warrantholder's sophistication, investor status, investment intent, acquisition for its own account and such other matters as are reasonable and customary for purchasers of securities in an unregistered private offering.  The Company may place conspicuously upon each certificate representing the Unit Warrants and the Common Stock a legend substantially in the following form, the terms of which are agreed to by the Warrantholder:

THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”) OR THE SECURITIES LAWS OF ANY STATE, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED UNLESS PURSUANT TO UNITED STATES SECURITIES AND EXCHANGE COMMISSION RULE 144 OR UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER THE 1933 ACT AND THE SECURITIES LAWS OF ANY STATE COVERING SUCH SECURITIES OR THE COMPANY RECEIVES AN OPINION OF COUNSEL FOR THE HOLDER OF THE SECURITIES REASONABLY SATISFACTORY TO THE COMPANY, STATING THAT SUCH SALE, TRANSFER, ASSIGNMENT OR HYPOTHECATION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF THE 1933 ACT AND THE SECURITIES LAWS OF ANY STATE.

10. No Rights as a Shareholder. Except as otherwise provided herein, the Warrantholder will not, by virtue of ownership of the Warrant, be entitled to any rights of a shareholder of the Company but will, upon written request to the Company, be entitled to receive such quarterly or annual reports as the Company distributes to its shareholders.

11. Notice. Any notices required or permitted to be given hereunder will be in writing and maybe served personally or by mail; and if served will be addressed as follows:

If to the Company:

Methes Energies International Ltd.
3651 Lindell Road, Suite D-272
Las Vegas, Nevada, 89103
Attention: Chief Financial Officer

If to the Warrantholder:

at the address furnished by the Warrantholder to the Company for the purpose of notice.

Any notice so given by mail will be deemed effectively given 48 hours after mailing when deposited in the United States mail, registered or certified mail, return receipt requested, postage prepaid and addressed as specified above. Any party may by written notice to the other specify a different address for notice purposes.

12. Applicable Law. This Warrant Certificate will be governed by and construed in accordance with the laws of the State of Oregon, without reference to conflict of laws principles thereunder. All disputes relating to this Warrant Certificate shall be tried before the courts of Oregon located in Multnomah County, Oregon to the exclusion of all other courts that might have jurisdiction.

Dated as of February 19, 2013

METHES ENERGIES INTERNATIONAL LTD.

By:
Name: Michel G. Laporte
Title: Chairman and Chief Executive Officer

Agreed and Accepted as of February 19, 2013

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By:
Name:
Title: